UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 26, 2010
FREIGHTCAR AMERICA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number)

Two North Riverside Plaza, Suite 1250
Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)
(800) 458-2235
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 26, 2010, FreightCar America, Inc. (the “Company”) entered into a letter agreement regarding Terms of Employment (the “Agreement”) with Edward J. Whalen. As previously announced, the Company’s Board of Directors (the “Board”) appointed Mr. Whalen to serve as the Company’s President and Chief Executive Officer effective as of December 18, 2009 (the “Effective Date”).
     The material terms of the Agreement are set forth below.
     (1) Term: Mr. Whalen’s employment with the Company is not for a specified term and there is no specified term for the Agreement.
     (2) Salary: The Company will pay Mr. Whalen an annual base salary of $340,000, which is subject to annual review by the Company.
     (3) Bonus: Mr. Whalen will be entitled to participate in the Company’s annual cash incentive plan applicable to senior executives (the “Bonus Plan”) and to earn a bonus (“Bonus”) for each fiscal year of the Company ending during his employment. His target Bonus is 100% of his base salary, upon achievement of a target level of performance set forth in the Bonus Plan, and is payable within 2.5 months after the end of the relevant fiscal year. His maximum Bonus may be as much as 200% of his base salary. If Mr. Whalen’s employment is terminated under certain defined circumstances, Mr. Whalen will be entitled to a pro rata portion of his earned Bonus for the fiscal year of such termination.
     (4) Long-Term Incentive and Other Executive Compensation Plans: Mr. Whalen will be eligible to participate in all of the Company’s equity-based and cash-based long-term incentive and other executive and deferred compensation plans on a basis no less favorable than other similarly situated executives.
     (5) Sign-On Award: On the execution date of the Agreement, the Company granted to Mr. Whalen options under the Company’s 2005 Long Term Incentive Plan to purchase 200,000 shares of the Company’s common stock, vesting in two equal annual installments beginning on December 18, 2010. This option award would become fully vested upon a change in control or a termination of Mr. Whalen’s employment under certain defined circumstances.
     (6) Other Amounts: Mr. Whalen will be entitled to participate in each of the Company’s employee retirement, savings, welfare and fringe benefit plans, and perquisites, offered to its senior executives. He will be entitled to at least five weeks of paid annual vacation and reimbursement by the Company for all business expenses (including entertainment) incurred in connection with his duties. The Company also agreed to pay Mr. Whalen’s professional fees incurred to negotiate and prepare the Agreement and related documents.
     (7) Termination. Pursuant to the Agreement, Mr. Whalen’s employment may be terminated by the Company or Mr. Whalen upon notice to the other party. Upon a termination of Mr. Whalen’s employment for any reason, he will be entitled to (i) accrued base salary and accrued and unused vacation through the date of termination, (ii) any earned and unpaid prior fiscal year bonus, (iii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination and (iv) any pro rata Bonus due to Mr. Whalen. Mr. Whalen is not entitled to participate in the Company’s Executive Severance Plan or any other severance plan or policy applicable to Company employees.
     The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit 10.1	Letter agreement regarding Terms of Employment dated January 26, 2010 by and between FreightCar America, Inc. and Edward J. Whalen

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.
Date: January 29, 2010	By:	/s/ Christopher L. Nagel
	Name:	Christopher L. Nagel
	Title:	Vice President, Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Letter agreement regarding Terms of Employment dated January 26, 2010 by and between FreightCar America, Inc. and Edward J. Whalen